Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 439 and Amendment No. 442 to the Registration Statement on Form N-1A of GraniteShares ETF Trust regarding the Prospectus and Statement of Additional Information of GraniteShares Short Term Box ETF, a series of GraniteShares ETF Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 7, 2026